Exhibit 99.1

GeoVax Labs, Inc. Announces Private Offering of Common Stock and Warrants

Offering Expected to Be Completed by January 31, 2012

ATLANTA, GA, January 4, 2012 – GeoVax Labs, Inc. (OTCQB/OTCBB: GOVX),  announced that it is conducting a private placement offering of up to $1.5 million of units consisting of one share of common stock and a five-year warrant to purchase 1.5 shares of common stock at $1.00 per share. The price per unit is $0.67. The offering is expected to be completed by January 31, 2012.  The purpose of the offering is to raise funds to support clinical trials of the Company’s vaccines and for general business purposes.

The units are being offered to a limited number of accredited investors identified by the Company. The sale of the units and the common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Unless so registered, the units and common stock issued upon exercise of the warrants may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Certain statements contained in this release, including those relating to the private placement, as well as statements containing words like “intends,” “expects,” and other similar expressions in this press release or the Company’s other public communications, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to whether:  GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely and economic manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, GeoVax vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, as well as other risks and uncertainties, such as those detailed from time to time in the Company’s Securities and Exchange Commission filings, including “Risk Factors” in the Company’s most recent Form 10-K. The Company does not undertake to update its forward-looking statements.

Contact

The Investor Relations Group
Erika Moran, Investor Relations
Janet Vasquez, Public Relations
(212) 825-3210